Exhibit 99.1

EnerJex Resources, Inc. Completes $9 Million Private Placement Net Proceeds to be Used to Acquire and Develop Various Oil and Gas Properties in Eastern Kansas and for General Corporate Purposes

OVERLAND PARK, Kan., April 13, 2007 /PRNewswire-FirstCall via COMTEX/ -- EnerJex Resources, Inc. (OTC Bulletin Board: EJXR) ("EnerJex") today announced the closing of a $9 million private placement of Senior Secured Debentures (the Debentures) issued by Midwest Energy, Inc., (Midwest) the wholly owned operating subsidiary of EnerJex.

In accordance with the terms of the Debentures, EnerJex received $6.3 million (before expenses and placement fees) at closing and will receive an additional $2.7 million on June 8, 2007. The proceeds from the placement will be used for the acquisition and development of current oil and natural gas assets and for general corporate purposes. EnerJex has agreed to invest no less than $4 million into the development of the Black Oaks Field. The Black Oaks field is located in Greenwood and Woodson counties Kansas and comprises 1,980 acres. The field is currently producing an average of 30 barrels of oil per day (bopd) net of royalties. The development of the field includes drilling new development wells as well as a pilot water-flood project. In exchange for the commitment to invest no less than $4 million, EnerJex will acquire a 100% working interest in the Black Oaks leases. The seller of the field, Haas Petroleum, will retain a 5% carried working interest which will revert to a 30% working interest after payout of the investment by EnerJex, including its cost of capital. Haas Petroleum will also be the operator of the field.

EnerJex anticipates that the Black Oaks Field development will commence within the next 60 days. If the initial investment of $4 million proves successful, EnerJex plans to invest a total of $5.5 million of the $9 million to further develop the Black Oaks Field. The $5.5 million investment primarily includes drilling an additional 40 development wells and 10 water injection wells, a water plant, treating equipment, and gathering lines.

The Company estimates that its total proved reserve additions from the investment of the $5.5 million will be approximately 470,000 bbl of oil net to EnerJex. An additional $6.1 million will fully develop the Black Oaks Field and provide a total of 1.3 million bbl of net proved oil reserves as estimated by EnerJex's third party engineering firm, McCune Engineering. The resulting fully developed cost per bbl will approximate $8.18.

The Debentures have a term of three years, carry an interest rate of 10%, and are secured by all of Midwest's assets and are guaranteed by EnerJex. In addition, the Lenders will be issued 9 million shares of EnerJex's common stock representing approximately 35% of the projected fully diluted shares. The Debentures contain certain covenants, including one that requires Midwest to meet certain average daily bopd at various future dates. If EnerJex does not meet this covenant it will be required to issue up to an additional 12 million shares of common stock to the Lenders. EnerJex has agreed to register the shares for resale on behalf of the Lenders. The Debentures can be prepaid at any time at 100% of the principal amount. C. K. Cooper & Company served as placement agent for the debentures.

Steve Cochennet, EnerJex's Chairman and CEO, noted, "We are pleased that we have been able to foster interest from several recognized energy institutional investors resulting in this $9 million private placement. We believe this level of interest validates our business strategy."

Mr. Cochennet further added, "We are now truly positioned to execute our growth strategy of aggregation, and enhancement of oil and natural gas properties through access to capital and new technology. We believe that this financing and our ongoing relationship with Mark Haas and Haas Petroleum really provides us with a solid foundation to meet our long term objectives."

EnerJex is an oil and gas exploration and development company focused on the aggregation and enhancement of oil and natural gas properties, primarily in the mid continent.

The debentures and common stock have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction. These securities may not be re-offered or resold in the United States unless the re-offer or resale is registered or unless exceptions from the registration requirements of the Securities Act of 1933 and applicable state laws are available. This press release does not constitute an offer to sell or the solicitation of an offer to purchase securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Forward-Looking Statement: The statements in this press release regarding the debt financing, the acquisition and development of the Black Oaks property, actual and anticipated market conditions, any implied or perceived benefits from the financing and/or EnerJex's or Midwest's assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: the continued production of gas at historical rates; the receipt of funds from the second tranche under the financing; costs of operations; delays, and any other difficulties related to producing minerals such as oil or gas; continued maintenance of the oil field and properties located on the Black Oaks property; price of oil or gas; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

A copy of the financing agreements will be filed as exhibits to a Form 8- K, which will be available through the SEC's website (www.sec.gov)

CONTACT:
Steve Cochennet
Chief Executive Officer of EnerJex Resources, Inc.
(816) 803-5551
scochennet@enerjexresources.com